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                                                                    Exhibit 99.1
Material Sciences Corporation
Completes Sale of its
Specialty Films Business


ELK GROVE VILLAGE, IL, July 2, 2001 -- Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions, today announced it completed the sale of substantially all the assets of its Specialty Films segment, including the interests in Innovative Specialty Films, LLC, owned by MSC's subsidiary -MSC Specialty Films, Inc. (MSC/SFI). The business was purchased by Bekaert Corporation and its affiliates under the terms of a previously announced Purchase Agreement.

The company received cash at closing of approximately $122.1 million and expects to record an after-tax gain of approximately $37.0 to $43.0 million in the second quarter of fiscal 2002. The gain is subject to certain post-closing adjustments to the purchase price and transaction expenses incurred. Net proceeds after taxes and transaction costs will be approximately $89.0 million, which MSC intends to use primarily to reduce debt.

"We are pleased to complete the sale of our Specialty Films business," said Gerald G. Nadig, chairman, president and chief executive officer. "This move provides us with a very attractive cash payment, which will significantly improve our balance sheet. It also will enable us to continue to grow our Engineered Materials business and develop other opportunities now under investigation that advance MSC's vision of being a world-class provider of material-based solutions."


About Material Sciences
-----------------------
Material Sciences Corporation is a leading provider of material-based solutions for industrial and consumer applications around the world. It uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC will differentiate itself on the basis of its strong customer orientation, knowledge of materials, deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index.

Certain statements in this news release are forward-looking, based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause MSC's actual outcomes and results to differ materially from those stated in the forward-looking statements: the risk
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of the successful development and introduction of new products and technologies;
competitive factors; changes in the business environment, including the automotive, building and construction and durable goods industries; increases in the prices of raw and other material inputs used by the company; adverse changes in government laws and regulations; environmental risks associated with the company's manufacturing operations; and the other factors identified in Part II,
Item 7 of the company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For further information on Material Sciences by Fax, dial 1-800-PRO-INFO, ext. MSC. Information about Material Sciences through the Internet is available at www.matsci.com
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